QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of CapitalSource Inc. for the registration of: i) Debt Securities, ii) Common Stock, iii) Preferred Stock, iv) Depositary Shares, v) Warrants, vi) Purchase Contracts and vii) Units, and to the incorporation by reference therein of our reports dated February 25, 2008, with respect to the consolidated financial statements of CapitalSource Inc., and the effectiveness of internal control over financial reporting of CapitalSource Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia October 30, 2008

QuickLinks

  Exhibit 23.1